EXHIBIT 10.1
April 10, 2017
Re: Amended and Restated Employment Agreement
Dear Moshe:
This letter agreement (the “Agreement”), sets forth the terms of your employment with Xilinx, Inc. (the “Company”) as its President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”) for a period commencing on the Effective Date (defined below) and ending on August 1, 2020 (the “Term”) The period of the Term during which you provide services to the Company as an employee is defined as the “Employment Term”. Your employment will be followed by a consulting period commencing on the first day following the Employment Term and ending on the first anniversary thereof (the “Consulting Period”). During your continued employment as President and Chief Executive Officer, you will be nominated to serve on the Board. During the Employment Term, you will work at our headquarters office, which is located at 2100 Logic Drive, San Jose, California 95124. You and the Company have previously entered into an employment agreement dated January 7, 2008, as amended (the “Original Agreement”). This amendment and restatement of the Agreement is entered into and is effective as of April 10, 2017 (the “Effective Date”) and shall supersede the Original Agreement as of the Effective Date.

1.	Cash Compensation.
Your base salary will remain unchanged at a rate of $800,000.00 per year (to be paid according to the regular payroll schedule, less payroll deductions and all required withholdings), subject to periodic review and upward adjustment by the Compensation Committee of the Board (the “Compensation Committee”). You are also eligible for an annual target bonus of one hundred and fifty percent (150%) of your base salary based upon achievement of target performance objectives determined by the Compensation Committee after consultation with you, with such minimum or maximum bonus threshold in the Company’s incentive plan as may be approved by the Compensation Committee. You must be employed on the last day of the Company’s fiscal year to receive the bonus for such fiscal year (except as provided in Section 4 below). Such bonus shall be payable at the same time as the Company pays annual bonuses to other executive officers.

2.	Other Employee Benefits.
While you are employed by the Company you shall be entitled to participate in the Company’s medical, dental, and vision plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company. The Company reserves the right to change or eliminate its benefit plans at any time. The Company will also reimburse you for reasonable legal fees that you incur in connection with the negotiation and execution of this Agreement, in an amount not to exceed $10,000.

3.	Equity Award.
In connection with the Company’s annual equity award grant process for fiscal year 2018, you shall be granted time-based restricted stock units (the “New RSUs”) pursuant to the Company’s 2007 Equity Incentive Plan having an aggregate grant date value (as determined by the Compensation Committee in its discretion consistent with the Company’s customary annual equity award grant process) of $10,000,000. In addition, in connection with the Company’s annual equity award grant process for fiscal year 2018 you shall be eligible to receive a grant of performance-based restricted stock units (the “New Performance-Based Units”) in an amount determined by the Compensation Committee in its discretion. Except as provided herein, fifty percent (50%) of the New RSUs shall vest in three (3) substantially equal annual installments, with the first vesting date on the second anniversary of the New RSUs’ date of grant, such that 50% of the New RSUs shall be fully vested on the fourth (4th) anniversary of their date of grant, assuming your continued Service (as defined below) with the Company as an employee or consultant through each such vesting date. Except as provided herein, the remaining fifty percent (50%) of the New RSUs shall vest in three (3) substantially equal annual installments, with the first vesting date on the third anniversary of the New RSUs’ date of grant, such that the remaining fifty percent (50%) of the New RSUs shall be fully vested on the fifth (5th) anniversary of their date of grant, assuming your continued Service with the Company as an employee or consultant through each such vesting date. Except as provided herein, any New Performance-Based Units granted to you shall vest consistent with the performance and time-based vesting schedule of performance-based restricted stock units granted to other senior executives of the Company.

4.	Termination of Employment.
(a)    Your employment or service as a consultant pursuant to Section 5 of this Agreement (“Service”) with the Company is not for a guaranteed or definite period of time. Rather, the employment relationship is “at will.” This means that you may terminate your employment or Service with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment or Service at any time and for any reason whatsoever, with or without Cause (as defined below) or advance notice.
(b)    Termination with Cause/Death/Resignation without Good Reason. If (x) the Company terminates your employment at any time with Cause, (y) your employment terminates as a result of your death, or (z) you voluntarily resign from your employment with the Company other than for Good Reason (as defined below), you will be entitled to:
(i)    any unpaid amount of your base salary accrued through the date of your termination;
(ii)    any earned and unpaid and/or vested, non-forfeitable amounts owing or accrued as of the date of your termination (including any earned and vested annual bonus) under the terms of the applicable Company employee benefit plans or arrangements in accordance with such terms; and

(iii)     reasonable business expenses incurred prior to the date of your termination; in each case paid to you within thirty (30) business days following the date of your termination or such earlier date as required by applicable law (such amounts, and the applicable terms of payment, are hereafter referred to as the “Accrued Compensation”). Additionally, you will be required to tender your resignation as a member of the Board.
(c)    Disability. If the Company terminates your employment due to a Disability (as defined below), then, subject to your execution and non-revocation of a release of claims in favor of the Company in the form attached hereto as “Appendix A” (the “Release”), which Release becomes effective in accordance with its terms on or before the thirtieth (30th) day following your termination of employment, you shall be entitled to:
(i)    your Accrued Compensation;
(ii)    a lump sum payment equal to the sum of twelve (12) months of your base salary plus one (1) year of your target bonus (both at the rate in effect on your termination of employment), payable on the thirtieth (30th) day following such termination of employment;
(iii)     either a lump sum payment equal to the value of twelve (12) months of COBRA coverage payable on the thirtieth (30th) day following your termination of employment or direct payment of your premiums for health care continuation coverage under the applicable provisions of COBRA; provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become covered through another employer’s health plan during this period; and provided, further, the election as to lump sum payment or direct payments of COBRA premiums pursuant to this subsection (iii) must be made at the time of termination (the “COBRA Benefit”);
(iv)    twenty-four (24) months accelerated vesting of all equity awards that you received from the Company prior to such termination of employment; provided that, with respect to:
(A)    any outstanding awards of performance-based restricted stock units (the “Performance-Based Units”) for which the number of earned restricted stock units has not been determined as of the date of termination, the number of Performance-Based Units that will become earned for purposes of vesting shall be determined based on actual performance of the applicable performance metrics, as, and at such time as, determined by the Compensation Committee; provided that any earned restricted stock units that are subject to vesting on one (1) or more anniversaries of the date of grant, solely for purposes of determining the number of earned restricted stock units that shall vest upon termination, the Performance-Based Units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of earned restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional twenty-four (24) month period following your termination date; and provided, further that all such earned and vested Performance-Based Units shall be settled as soon as practicable following such determination of any actual performance of the applicable performance metrics (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs); and
(B)    any outstanding awards of restricted stock units that are not subject to performance metrics that are subject to vesting on one (1) or more anniversaries of the date of grant shall, solely for purposes of determining the number of such restricted stock units that shall vest upon termination, be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant such that you get no less than twenty-four (24) months of additional vesting as of the termination date of your employment regardless of the date vesting commenced on; and
(v)    a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs) based on (x) your termination date, (y) the determination by the Compensation Committee whether company performance objectives have been met, and (z) an assumption that any individual MBO has been achieved at one hundred percent (100%).
Additionally, you will be required to tender your resignation as a member of the Board. For purposes of this Agreement, “Disability” means (i) you have been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of your duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of twelve (12) consecutive months or twelve (12) non-consecutive months in any eighteen (18) month period; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of your life.
(d)    Termination Without Cause/Resignation for Good Reason. If (x) the Company terminates your employment at any time other than for Cause (which may include the Company terminating your employment as a result of a successful succession transition of a successor Chief Executive Officer prior to the expiration of the Term), or (y) you voluntarily terminate your employment for Good Reason, then, subject to your execution and non‑revocation of a Release, which Release becomes effective in accordance with its terms on or before the thirtieth (30th) day following your termination of employment, you shall be entitled to receive:
(i)    your Accrued Compensation;
(ii)    cash severance payments equal to the sum of (x) your monthly base salary multiplied by the number of full calendar months remaining in the Term as of the date of your termination of employment and (y) an amount equal to (i) the quotient of your annual target bonus divided by twelve (12) multiplied by (ii) the number of full calendar months remaining in the Term. To the extent the cash severance payments described in this subsection (ii) are less than or equal to the sum of your annual base salary and target bonus, such amount shall be payable in single lump sum and the excess amount, if any, shall be payable in substantially equal installments for the remainder of the Term in accordance with the Company’s regular payroll schedule;
(iii)    accelerated vesting of all equity awards that you received from the Company prior to such termination of employment which would otherwise become vested had you (A) remained an employee through the expiration of the remaining Term and (B) a consultant through the Consulting Period and (C) received twelve (12) months additional vesting as of the last day of the Consulting Period; provided that, with respect to any outstanding awards of Performance-Based Units for which the number of earned restricted stock units has not been determined as of the date of termination, the number of Performance-Based Units that will become earned for purposes of vesting shall be determined based on actual performance of the applicable performance metrics, as, and at such time as, determined by the Compensation Committee; and provided, further that all such earned and vested Performance-Based Units shall be settled as soon as practicable following such determination of any actual performance of the applicable performance metrics (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs);
(iv)    the COBRA Benefit; and
(v)    a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs) based on (x) your termination date, (y) the determination by the Compensation Committee whether company performance objectives have been met, and (z) an assumption that any individual MBO has been achieved at one hundred percent (100%).
The severance payments and benefits described in this Section 4(d) are conditioned in their entirety on your making yourself available to provide consulting services following the Employment Term and through the expiration of the Consulting Period in accordance with Section 5 below (unless otherwise agreed to by the Company in writing). Additionally, you will be required to tender your resignation as a member of the Board.
(e)    Change of Control. Notwithstanding the above, if (x) the Company terminates your employment at any time other than for Cause or due to a Disability, or (y) you voluntarily terminate your employment for Good Reason, in each case within ninety (90) days prior to, or two (2) years following, the consummation of a Change of Control (as defined below):
(i)    the lump sum payment in Section (4)(d)(ii) above, shall be increased to twenty-four (24) months of your base salary plus two (2) years of your target bonus, all payable in a single lump sum;

(ii)    you shall receive one hundred percent (100%) accelerated vesting of all of your equity awards that are unvested and outstanding as of your termination of employment and which would otherwise become vested based solely on the passage of time and performance of services (and not in whole or in part on the future attainment of performance targets);
(iii)    any Performance-Based Units held by you at the time of your termination of employment, the earning or vesting of which is dependent in whole or in part on the attainment of performance targets or time-based vesting thereafter, shall become vested with respect to one hundred percent (100%) of the target number of such restricted stock units which have not yet otherwise been earned or time-based vested at the time of your termination of employment;
(iv)    for the avoidance of doubt, you will remain eligible for the COBRA Benefit; and
(v)    you shall be paid a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs) based on (x) your termination date, (y) the determination by the Compensation Committee whether company performance objectives have been met, and (z) an assumption that any individual MBO has been achieved at one hundred percent (100%). Additionally, you will be required to tender your resignation as a member of the Board.
For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:
(A)    Any person or group, as such terms are defined under Sections 13 and 14 of the Securities Exchange Act of 1934 (“Exchange Act”) (other than the Company, a subsidiary of the Company, or a Company employee benefit plan), is or becomes the beneficial owner (as defined in Exchange Act Rule 13d-3), directly or indirectly, of Company securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.
(B)    The closing of: (x) the sale of all or substantially all of the assets of the Company if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (y) the merger of the Company with or into another corporation if the holders of Company securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of the surviving entity.
(C)    The issuance of securities, which would give a person or group beneficial ownership of Company securities representing fifty (50%) or more of all voting power for the election of directors.

(D)    A change in the board of directors over a period of twenty-four (24) months such that the incumbent directors as of the beginning of any such twenty-four (24) month period and nominees of the incumbent directors are no longer a majority of the total number of directors.
Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), a Change of Control will have occurred only if, in addition to the requirements set forth above, the event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.
(f)    Your employment with the Company will be deemed to be terminated for “Good Reason” if you voluntarily terminate your employment within six (6) months following the first occurrence of any of the following conditions: (i) a reduction of more than $50,000 in your base compensation or your target bonus opportunity or guaranteed bonus; (ii) a material reduction in your authority, duties or responsibilities; (iii) your no longer being Chief Executive Officer of the Company reporting to the Board; or (iv) a relocation of the Company’s headquarters outside of the San Francisco Bay Area; provided that you have given written notice to the Board of the first to occur of any of the foregoing events within ninety (90) days following the first occurrence of such event and the Company has failed to remedy the event within thirty (30) days of such notice. Should you elect to voluntarily terminate your employment for any other reason, such termination will not constitute Good Reason and you will not be entitled to any severance or additional vesting.
(g)    Your employment with the Company shall be deemed to be terminated for “Cause” only if you have engaged in (i) continued neglect of or willful failure in the performance of your duties, which, if curable, continues for a period of twenty (20) days following written notice by the Company; (ii) a material breach of the Company’s Proprietary Information and Inventions Agreement; (iii) a material breach of the Code of Conduct or other Company policies, which, if curable, continues for a period of twenty (20) days following written notice by the Company; (iv) fraud against or embezzlement or material misappropriation from the Company or its affiliates; (v) conviction of, or entering a plea of no contest or nolo contendere to a charge of, a crime constituting a felony; (vi) willful malfeasance or willful misconduct in connection with your duties, which, if curable, continues for a period of twenty (20) days following written notice by the Company; (vii) any willful and wrongful act or omission which is materially injurious to the financial condition or business reputation of the Company and its subsidiaries, which, if curable, continues for a period of twenty (20) days following written notice by the Company; or (viii) willful refusal to assist in the orderly transition of a successor Chief Executive Officer of the Company.

5.	Consulting/Transition Obligation.
Upon the expiration of the Employment Term and as a condition to receiving the severance payments and benefits described in Section 4(d) above in the event of your termination of employment under such Section prior to the expiration of the Term, you agree to provide consulting and transition services to the Company during the Consulting Period (or such shorter period as the Company may determine in its sole discretion) to assist in the orderly transition to a successor Chief Executive Officer of the Company, such consulting services not to exceed on average 30 hours per month. You shall provide such services as an independent contractor pursuant to a consulting agreement to be agreed upon between you and the Company. In exchange for your agreement to provide these consulting services pursuant to this Section 5, you shall receive (i) cash compensation for your consulting services during the Consulting Period in an amount equal to your base salary and target bonus on the last day of the Employment Term and (ii) any outstanding and unvested equity awards shall continue to vest during the twelve (12) month Consulting Period (collectively, the “Consulting Compensation”); provided, further, that (A) upon the successful conclusion of the Consulting Period, (B) upon the Company not requiring your Service during the Consulting Period or (C) terminating your Service during such Consulting Period without Cause, you will, in addition to your entitlement to the Consulting Compensation, be entitled to receive twelve (12) months’ additional acceleration of then-remaining unvested equity awards, subject to your execution and non-revocation of the Release.

6.	Section 409A.
In the event that it is determined that payments pursuant to this Agreement constitute non-qualified deferred compensation subject to Section 409A, then, solely to the extent required in order to avoid taxation and/or tax penalties under Section 409A, no such amounts shall be paid unless and until you have experienced a separation from service within the meaning of Section 409A and any such amount that would be paid to you within six (6) months following your separation of service shall be accumulated and paid to you on the first business day following such six (6) month period. The parties hereto intend that this Agreement comply, to the extent applicable, with the provisions of Section 409A and related regulations and Treasury pronouncements. If the parties determine in good faith that any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties hereby agree to use good faith efforts to reform any such provision to avoid imposition of any such excise tax in such manner that the parties mutually determine is appropriate to comply with Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

7.	Section 280G.
If your severance and other benefits provided for in Section 4 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under Section 3 will be payable, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

8.	Mitigation/Offset.
No payments due to you hereunder shall be subject to mitigation or offset.

9.	Certain Restrictive Covenants.
You acknowledge that (a) in the course of your employment or Service with the Company and its subsidiaries and affiliates, you are and will continue to become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other Proprietary Information (as defined below) concerning the Company and its subsidiaries and affiliates; (b) your services will be of special, unique and extraordinary value to the Company and its subsidiaries and affiliates; (c) your agreements and covenants contained in this Section 9 are essential to the business and goodwill of the Company; and (d) the Company would not have entered into this Agreement but for the covenants set forth in Sections 9, 10, and 11. Therefore, you agree that, without limiting any other obligation pursuant to this Agreement:
(a)    Except with prior written permission of the Board, you shall not, during the Employment Term or Consulting Period), directly or indirectly (individually or on behalf of other Persons (as defined below)): (i) enter (or prepare to enter) the employ of, or render services to, any Person engaged in (x) the primary business activities carried out by the Company or any of its subsidiaries or (y) any other line of business in which the Company or any of its subsidiaries actively plans to engage at the time of your termination (a “Competitive Business”); (ii) engage (or prepare to engage) in a Competitive Business on your own account; or (iii) become interested in any such Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 9(a) shall be deemed to prohibit you from acquiring, solely as a passive investment, less than five percent (5%) of the total outstanding securities of any publicly-traded corporation. For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
(b)    Non-Solicitation. You understand and agree that the Company’s customers and information regarding the Company’s customers and prospective customers are proprietary and constitute trade secrets. You agree that during the Employment Term and Consulting Period and one (1) year following the termination of the later of the Employment Term or Consulting Period, as applicable, you will not, directly or indirectly, separately or in association with others, use Company Proprietary Information or trade secrets to interfere with, impair, disrupt or damage the Company’s relationship with any of its customers or prospective customers. You further agree that for a period of one (1) year following termination of the later of the Employment Term or Consulting Period, as applicable, you will not, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationship with any of its employees.

(c)    Non-Disparagement. You agree that you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the employees, officers, directors, agents, successors and assigns, or in any way impede or interfere with the professional relationships of the Company. The Company agrees that it will instruct its executive officers and each member of the Board to not disparage you, your character, or your performance or reputation in any written or oral statement. Nothing in this paragraph shall prohibit either party from providing truthful information in response to a subpoena or other legal process. Failure to comply with the provisions of this paragraph shall be a material breach of this Agreement.

10.	Proprietary Information and Inventions Agreement.
As a Company employee or consultant, you will be expected to continue to abide by the Company’s Proprietary Information and Inventions Agreement previously executed by you and the Company rules and regulations and acknowledge in writing that you have read the Company’s Code of Conduct, which will govern the terms and conditions of your employment and Service, as applicable. The Company’s Code of Conduct may be modified from time to time at the sole discretion of the Company. For the avoidance of doubt, the surviving terms of the Proprietary Information and Inventions Agreement shall extend beyond the Employment Term and Consulting Period.

11.	Confidentiality.
In addition to your covenants and obligations under the Proprietary Information and Inventions Agreement, you acknowledge and agree that your work for the Company will bring you into close contact with many confidential affairs of the Company not readily available to the public, including plans for further developments or activities by the Company or its subsidiaries or affiliates. You agree that during the Employment Term and Consulting Period and at all times thereafter, you shall keep and retain in the strictest confidence all confidential matters (“Confidential Information”) of the Company and its subsidiaries and affiliates, including but not limited to, “know how,” sales and marketing information or plans, business or strategic plans, salary, bonus or other personnel information, information concerning new or potential customers, clients or shareholders, trade secrets, pricing policies, operational methods, technical processes, inventions and research projects, and other business affairs of the Company and its subsidiaries or affiliates, in each case that you may develop or learn in the course of your employment or Service, and shall not remove such Confidential Information from the Company’s premises or disclose such Confidential Information to anyone outside of the Company, either during or after the Employment Term and Consulting Period, except (i) in good faith, in the course of performing your duties under this Agreement, (ii) with the prior written consent of the Board, (iii) it being understood that Confidential Information shall not be deemed to include any information that is publicly disclosed by the Company or is otherwise in the public domain without violation of this Section 11, or (iv) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency, or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further). Upon the termination of your employment or Service with the Company, or at any time the Company may so request, you shall return to the Company all tangible embodiments (in whatever medium) relating to Confidential Information that you may then possess or have under your control.

12.	Stock Ownership Requirements.
As the Chief Executive Officer of the Company, you will be expected to comply with the Company’s Stock Ownership Guidelines. Therefore, as the Chief Executive Officer, you will be required to own a minimum of 50,000 shares of the Company’s Common Stock by the fifth anniversary of the date of your initial grant of Company Common Stock under your Original Agreement.

13.	Indemnification Agreement.
The Company will provide you with the Company’s standard form of indemnification agreement for officers and directors to indemnify you against certain liabilities you may incur as an officer or director of the Company.

14.	Clawback Policy.
You acknowledge and agree that you, and any compensation you receive from the Company, shall be subject to any applicable Company incentive compensation recoupment or “clawback” policy that the Company may adopt, including without limitation any Company policy intended or necessary to comply with the clawback provision of any applicable law.

15.	Arbitration and Fees.
We expressly agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims regarding this Agreement shall be determined exclusively by final and binding arbitration under the rules and procedures of JAMS, San Francisco. A neutral arbitrator from JAMS shall be mutually selected by the parties. If the parties fail to reach a consensus, then JAMS will select the arbitrator. All disputes will be governed in accordance with the laws of the state of California. The Company shall pay for all arbitration expenses, including, without limitation, the arbitrators fees, forum costs, and any other expenses which are unique to the arbitration proceedings, but will not be responsible to pay your attorney fees. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

16.	Miscellaneous.
(a)    You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. In addition, the Company has a policy prohibiting your disclosure, to anyone within the Company, of any confidential and/or proprietary information pertaining to your former employers or any entity with whom you have a non-disclosure agreement. Accordingly, please do not use or disclose to the Company any proprietary information belonging to your former employers or any other person or company with which you have signed such an agreement.
(b)    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether you have been paid amounts to which you are entitled.
(c)    This Agreement is binding on and may be enforced by the Company and its successors and assigns, and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the obligations under the Agreement.
(d)    Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two (2) days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to its General Counsel at the corporate headquarters.
(e)    This Agreement, together with your Proprietary Information and Inventions Agreement and the Company’s Code of Conduct forms, the complete and exclusive statement of the terms of your employment or Service with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone on behalf of the Company, whether oral or written. This Agreement may be amended or modified only with the written consent of the parties hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. This Agreement will be binding and shall inure to the benefit of the Company, its successors, and its assigns.
(f)    This Agreement will be governed by the laws of the state of California without reference to conflict of laws provisions.
(g)    Your offer of employment is contingent upon successful completion of your educational background verification. If the results of your educational background verification are not satisfactory, the offer will be revoked.
(h)    In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
[Signature page follows]

Moshe, we are very pleased to extend this Agreement to you. Please indicate your acceptance of the terms of this Agreement by signing in the place indicated below.
Sincerely,
/s/ J, Michael Patterson
J. Michael Patterson
Chairman, Xilinx, Inc. Compensation Committee
Accepted and Agreed
/s/ Moshe Gavrielov
Moshe Gavrielov
April 10, 2017

APPENDIX 1
RELEASE OF CLAIMS AGREEMENT
This Release of Claims Agreement (the "Release Agreement") is made by and between Xilinx, Inc. (the "Company") and Moshe Gavrielov ("Executive").
WHEREAS, Executive was employed by the Company; and
WHEREAS, Executive and the Company have entered into an Amended and Restated Employment Agreement as of ______________, 2017 (the "Employment Agreement");
NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as "the Parties") hereby agree as follows:
(A)Termination. Executive's employment with the Company terminated on _____________________  (the "Termination Date").
(B)Consideration. The Company agreed pursuant to Sections 4 and 5 of the Employment Agreement to provide Executive with certain benefits in the event Executive's employment is terminated in specified circumstances, provided Executive executes this Release Agreement.
(C)Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive as of the Termination Date, other than benefits that remain outstanding pursuant to the Employment Agreement or the Company's employee benefit plans.
(D)Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, other than obligations that remain outstanding pursuant to the Employment Agreement or the Company's employee benefit plans. Executive, on behalf of Executive and his heirs, family members, executors, successors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, executives, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below), other than his rights under Section 13 of the Employment Agreement, including, without limitation:
1.    Any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship or any transactions between the Company, as an employer and Executive as employee;
2.    Any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for

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fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;
3.    Any and all claims for wrongful discharge of employment; termination in violation of public policy; harassment; discrimination; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppels; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
4.    Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Sarbanes Oxley Act of 2002, the Occupational Safety and Health Administration Act of 1970, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, and California Labor Code Sections 201 et seq. and 970 et seq. and all amendments to each such Act as well as the regulations issued hereunder;
5.    Any and all claims for violation of the federal or any state constitution;
6.    Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
7.    Any and all claims for attorneys' fees and costs. Executive agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. The Parties agree that the release set forth in this Section 4 shall not apply to (i) rights that Executive may have under the Employment Agreement or (ii) rights to indemnification Executive may have under the Company's Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable or (iii) rights that Executive may have under any fiduciary insurance policy.
(E)Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release do not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this Release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Release Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Release Agreement; (c) Executive has seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement; and (d) this

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Release Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to _____________________________________, by close of business on the seventh day from the date that Executive signs this Release Agreement.
(F)Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Release Agreement. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.
(G)No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims or actions pending in Executive's name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive's own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.
(H)Confidentiality.
8.    Executive acknowledges that Executive has been exposed to and promises to maintain the confidentiality of all confidential and proprietary information of the Company, including without limitation, information relating to: any and all research and development plans and activities; products; product plans; source code; customer lists; business plans; marketing plans and strategies; pricing and pricing strategies; Company's employees and employee compensation; and the business or confidential information of the Company's customers.
9.    Executive agrees to comply with the terms set forth in the Proprietary Information and Inventions Agreement and any updated confidentiality agreement Executive may have signed while an employee (altogether "Confidential Information Agreements"), as well as any restrictive covenants set forth in the Employment Agreement that survive termination of the Employment Agreement. Executive agrees that any program, document, drawing, or other work Executive worked on at Company's direction or on Company time, or using Company's equipment, or using any information proprietary to Company shall remain the property of the Company.
10.    Executive hereby confirms that Executive has returned or will return all Company property in Executive's possession, and that Executive will return all confidential or proprietary information. In the event Executive violates any of these obligations, the Company

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shall cease making the payments and providing the benefits to Executive as provided in Sections 4 and 5 of the Employment Agreement.
(I)Authority. Executive represents and warrants that Executive has the capacity to act on Executive's own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release Agreement.
(J)No Representations. Executive represents that Executive has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Release Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release Agreement.
(K)Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release Agreement shall continue in full force and effect without said provision.
(L)Entire Agreement. This Release Agreement and the Employment Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company and supersede and replace any and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation from the Company. This Release Agreement may only be amended in writing signed by Executive and an executive officer of the Company.
(M)Governing Law. This Release Agreement shall be governed by the internal substantive laws, but not the choice-of-law rules, of the State of California.
(N)Effective Date. This Release Agreement is effective eight (8) days after it has been signed by both Parties (the "Effective Date").
(O)Counterparts. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
(P)Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
11.    They have read this Release Agreement;
12.    They have been represented in the preparation, negotiation and execution of this Release Agreement by legal counsel of their own choice, or they have voluntarily declined to seek such counsel;
13.    They understand the terms and consequences of this Release Agreement and of the releases it contains; and

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14.    They are fully aware of the legal and binding effect of this Release Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

COMPANY	Date:

By:
Name:
Title:

EXECUTIVE	Date:
By:
Name:

[Appendix 1]